Exhibit 10.1
IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF LOUISIANA

In Re: Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010	******* ** * *	MDL NO. 2179 SECTION J HONORABLE CARL J. BARBIER Magistrate Judge SHUSHAN

HESI PUNITIVE DAMAGES AND ASSIGNED CLAIMS
SETTLEMENT AGREEMENT
This Agreement, dated September 2, 2014, sets forth the terms and conditions agreed upon by the Parties for the settlement of this matter. The Parties intend for this Settlement Agreement to be deemed complete and fully enforceable as the final Settlement Agreement (“SA”). This SA is intended by the Parties to fully, finally, and forever settle and release the Released Claims against HESI, released subject to the terms and conditions herein. The Parties recognize additional documents will be required in order to implement the SA. The Parties agree to work in good faith to present to the Court all documents needed to implement the SA and agree that, in the absence of agreement by the Parties with respect to such documents, the Court shall resolve disputes between the Parties consistently with the terms of this SA.

RECITALS
A.     Halliburton Energy Services, Inc. and Halliburton Company (further defined as “HESI” in Section 1) are corporations organized under the laws of Delaware; HESI is a provider of services and products to the energy industry.
B.     Plaintiffs who are within the definition of the New Class in Section 4, and the “DHEPDS Class,” defined in Section 5, (collectively “Plaintiffs”) have alleged and/or been assigned general maritime law claims alleged against HESI relating to the Deepwater Horizon Incident defined in Section 5, including negligence, gross negligence, willful misconduct, strict liability, negligence per se, nuisance, trespass, and other claims.
C.     Plaintiffs contend that they would prevail in litigation. HESI disputes and denies the Plaintiffs’ claims, has raised various affirmative, legal and other defenses, and contends that it would prevail in litigation.
D.     After careful consideration, the DHEPDS Class, as a juridical entity, DHEPDS Class Counsel, and the PSC on behalf of members of the putative New Class have concluded that it is in the best interests of the DHEPDS Class and the members of the putative New Class to compromise and settle certain claims asserted against HESI and other Halliburton Released Parties, as defined in Section 5, in consideration of the terms and benefits of the SA. After arm’s length negotiations with HESI and HESI’s counsel, the DHEPDS Class, DHEPDS Class Counsel, and the PSC on behalf of the putative New Class, have considered, among other things: (1) the complexity, expense, and likely duration of the litigation; (2) the stage of the litigation and amount of discovery and testimony completed; (3) the potential for Plaintiffs or HESI prevailing on the merits; and (4) the range of possible recovery and certainty of damages; and have determined the SA is fair, reasonable, adequate and in the best interests of the DHEPDS Class and the members of the putative New Class.
E.     After careful consideration, HESI has concluded that it is in the best interests of HESI and all Halliburton Released Parties to compromise and settle certain claims asserted against them, in consideration of the terms and benefits of the SA. After arm’s length negotiations with the DHEPDS Class, DHEPDS Class Counsel, and the PSC on behalf of the putative New Class, HESI and HESI’s counsel have considered, among other things: (1) the complexity, expense, and likely duration of the litigation, including delays in litigation; (2) the stage of the litigation and amount of discovery and testimony completed; (3) the burdens of litigation; (4) the potential for HESI or Plaintiffs prevailing on the merits; and (5) the range of possible recovery and certainty of damages; and have determined the SA is fair, reasonable, adequate and in the best interests of HESI and the Halliburton Released Parties.
F.     The Parties agree that this SA is subject to the terms and conditions herein.

NOW THEREFORE, it is agreed that the foregoing recitals are hereby expressly incorporated into this SA and made a part hereof and, further, that in consideration of the agreements, promises, representations and warranties set forth in this SA; the benefits, payments, and releases described in this SA; the entry by the Court of Final orders as described in Section 19; and such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Released Claims shall be settled, compromised and resolved as between HESI, the Halliburton Released Parties, the DHEPDS Class, and the New Class under and subject to the following terms and conditions:

TERMS AND CONDITIONS

1.	Parties.
The Parties to this SA are:

(a)
Halliburton Energy Services, Inc., and Halliburton Company, including all subsidiaries, all product service lines (e.g., Sperry Drilling Services), predecessors, successors, assigns, and HESI Affiliates (“HESI”);

(b)	The Plaintiffs Steering Committee in MDL 2179 (“PSC”), on behalf of the members of a putative New Class, as defined in Section 4; and

(c)	DHEPDS Class Counsel, on behalf of the DHEPDS Class, as defined in Section 5.

2.	Actions and Claims.
This SA sets forth the terms and conditions agreed upon to settle and resolve:

(a)
Punitive Damages Claims, as defined in Section 5, arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident that the New Class Members assert against HESI. As referenced and subject to the conditions herein, the intent and purpose of this SA is that a putative class action (to be filed subsequent to execution of this SA), for settlement purposes only, asserting Punitive Damages Claims against HESI on behalf of the New Class as defined in Section 4 (the “New Class Action”) will be resolved by this SA, and certain Punitive Damages Claims made by and on behalf of the New Class Members against HESI will be resolved and dismissed with prejudice in accordance with the terms of this SA.

(b)
Assigned Claims, as defined in Section 5, that the DHEPDS Class asserts against HESI. As referenced and subject to the conditions herein, the intent and purpose of this SA is that all Assigned Claims against HESI will be resolved and dismissed with prejudice by and on behalf of the DHEPDS Class in accordance with the terms of this SA.

3.	New Deepwater Horizon Punitive Damages Settlement Class (“New Class”) Description.
It is the intent of the Parties to capture within the New Class definition all potential claimants who are not excluded from the New Class in accordance with Section 4(b) and who may have valid Punitive Damages Claims against HESI arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident. The Parties contemplate that the New Class definition may be adjusted upon agreement of and consistent with the intent of the Parties, with approval of the Court, based upon information made available to the Parties after execution of this SA.

4.	New Deepwater Horizon Punitive Damages Settlement Class (“New Class”) Definition.

(a)	New Class Definition.

(1)
All Natural Persons, businesses, trusts, non-profits, or any other Entity who, anytime between April 20, 2010 through April 18, 2012, owned, leased, rented, or held any proprietary interest in Real Property (a) alleged to have been touched by oil, other hydrocarbons, or other substances from the MC252 Well, (b) alleged to have been touched by substances used in connection with the Deepwater Horizon Incident, or (c) classified as having or having had the presence of oil thereupon in the database of the Deepwater Horizon Unified Command Shoreline Cleanup Assessment Team (“SCAT” database).

(2)
All Natural Persons, businesses, trusts, non-profits, or any other Entity who, anytime between April 20, 2010 through April 18, 2012, owned, chartered, leased, rented, or held any proprietary interest in Personal Property located in Gulf Coast Areas or Identified Gulf Waters, alleged to have been touched by (a) oil, other hydrocarbons, or other substances from the MC252 Well, or (b) substances used in connection with the Deepwater Horizon Incident.

(3)
All Commercial Fishermen or Charterboat Operators who, anytime from April 20, 2009 through April 18, 2012, (a) owned, chartered, leased, rented, managed, operated, utilized or held any proprietary interest in commercial fishing or charter fishing Vessels that were Home Ported in or that landed Seafood in the Gulf Coast Areas, or (b) worked on or shared an interest in catch from Vessels that fished in Specified Gulf Waters and landed Seafood in the Gulf Coast Area.

(4)
All Natural Persons who, anytime between April 20, 2009 through April 18, 2012, fished or hunted in the Identified Gulf Waters or Gulf Coast Areas to harvest, catch, barter, consume or trade natural resources including Seafood and game, in a traditional or customary manner, to sustain basic family dietary, economic security, shelter, tool, or clothing needs.

(b)	New Class Exclusions.

Excluded from the New Class are the following:

(1)	Any New Class Member who timely and properly elects to opt out of the New Class under the procedures established by the Court;

(2)	Defendants in MDL 2179, and individuals who are current employees of HESI, or who were employees of HESI during the Class Period;

(3)
The Court, including any sitting judges on the United States District Court for the Eastern District of Louisiana, their law clerks serving during the pendency of MDL 2179, and any immediate family members of any such judge or law clerk;

(4)	Governmental Organizations as defined in Section 5;

(5)
Any Natural Person or Entity who or that made a claim to the GCCF, was paid, and executed a valid GCCF Release and Covenant Not to Sue, provided, however, that a GCCF Release and Covenant Not to Sue covering only Bodily Injury Claims shall not be the basis for exclusion of a Natural Person;

(6)	BP Released Parties and individuals who were employees of BP Released Parties during the Class Period; and

(7)	Transocean and individuals who were employees of Transocean during the Class Period.
This SA does not recognize or release any Bodily Injury Claims of any New Class Members.

5.	Definitions.

For purposes of this SA, terms with initial capital letters have the meanings set forth below:

(a)
Administrative Costs means all costs associated with the implementation and administration of the notice, allocation and claims processes contemplated by this SA, including without limitation, court approved compensation and costs of special masters, and/or Claims Administrator, including but not limited to its vendors, experts and legal counsel, if any, costs of the Notice Program(s), costs of implementing and administering the New Class claims process, costs of establishing the Grantor Trust, costs of distributing Settlement Benefits, costs associated with the establishment and operation of the Grantor Trust, including but not limited to the trustee, any directed trustee, and any paying agent, and including all Taxes on monies held in the Grantor Trust, and all other costs and compensation associated with the implementation and administration of this SA. Administrative Costs do not include costs HESI incurs to analyze New Class Opt Out forms.

(b)
Affiliate means, with respect to any Natural Person or Entity, any other Natural Person or Entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or has the power to control or be controlled by, or is under common control or common ownership with, such Natural Person or Entity.

(c)
Allocation Special Master means the special master appointed by the Court to allocate the Aggregate Payment described in Section 6 between the New Class and the DHEPDS Class subject to the terms and conditions set forth in this SA.

(d)	Assigned Claims means all of the claims defined in Section 1.1.3 of Exhibit 21 to the DHEPDS, but does not include the “Retained Claims” defined in Section 1.1.4 of Exhibit 21 to the DHEPDS.

(e)	Assignment means the assignment of claims made through Exhibit 21 to the DHEPDS.

(f)
Bodily Injury Claims means claims for actual damages or Punitive Damages, including lost wages, for or resulting from personal injury, latent personal injury, future personal injury, progression of existing personal injury, disease, death, fear of disease or personal injury or death, mental or physical pain or suffering, or emotional or mental harm, anguish or loss of enjoyment of life, including any claim for mental health injury, arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident.

(g)	BP means BP Exploration & Production Inc. and BP America Production Company.

(h)	BP Released Parties means the Released Parties described in Section 10.3 of and Exhibit 20 to the DHEPDS.

(i)	Charterboat Operators means owners, captains and deckhands of charter fishing vessels that carry passengers(s) for hire to engage in recreational fishing.

(j)	Claims Administrator means the claims administrator appointed by the Court to oversee the Claims Program for the New Class.

(k)	Claims Program means the Court-supervised claims program developed to distribute Settlement Benefits to the New Class as described in Section 8.

(l)	Class Period means April 20, 2010 until April 18, 2012.

(m)
Commercial Fisherman means a Natural Person or Entity that derives income from catching Seafood and selling Seafood, which shall include Vessel owners, boat captains, boat crew, boat hands, and others who are paid based on the quantity of Seafood lawfully caught while holding a commercial fishing license issued by the United States and/or the State(s) of Alabama, Florida, Louisiana, Mississippi and/or Texas, or otherwise engaged in lawful commercial fishing.

(n)
Court means the United States District Court for the Eastern District of Louisiana, in In re: Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, MDL No. 2179, Judge Carl Barbier, presiding.

(o)
Deepwater Horizon Incident means the events, actions, inactions and omissions leading up to and including (i) the blowout of the MC252 Well; (ii) the explosions and fire on board the Deepwater Horizon on or about April 20, 2010; (iii) the sinking of the Deepwater Horizon on or about April 22, 2010; (iv) efforts to control the MC252 well; (v) the release of oil, other hydrocarbons and other substances from the MC252 Well and/or the Deepwater Horizon and its appurtenances; (vi) the efforts to contain the MC252 Well; (vii) Response Activities, including the VoO program; and (viii) any damages to any reservoir, aquifer, geological formation, or underground strata related to the foregoing.

(p)	DHEPDS means the Deepwater Horizon Economic and Property Damages Settlement Agreement as Amended on May 2, 2012.

(q)	DHEPDS Claims Administrator means the “Claims Administrator” defined in Section 38.21 of the DHEPDS.

(r)
DHEPDS Class means the Deepwater Horizon Economic and Property Damages Settlement Class defined in the DHEPDS, preliminarily certified in May of 2012, and formally certified by the Court on December 21, 2012.

(s)	DHEPDS Class Counsel means the DHEPDS Class Counsel appointed by the Court.

(t)	DHEPDS Class Members means all such Natural Persons or Entities who are members of the DHEPDS Class and did not timely and properly opt out of the DHEPDS Class.

(u)	DHEPDS Effective Date means the “Effective Date” of the DHEPDS as defined in Section 38.62 of the DHEPDS.

(v)	DHEPDS Settlement Program means the Deepwater Horizon Court Supervised Settlement Program defined in Section 38.41 of the DHEPDS.

(w)	Distribution Model means the distribution model developed by the Claims Administrator for the New Class and described in Section 8.

(x)	Effective Date means the “Effective Date” of this SA, as described in Section 20.

(y)
Entity means an organization, business, or entity, other than a Governmental Organization, operating or having operated for profit or not-for-profit, including without limitation, a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated association of any kind or description.

(z)
Final, with respect to any order of the Court, means an order for which either of the following has occurred: (1) the day following the expiration of the deadline for appealing the entry of the order, if no appeal is filed, or (2) if an appeal of the order is filed, the date upon which all appellate courts with jurisdiction (including the United States Supreme Court by petition for writ of certiorari) affirm such order, or deny any such appeal or petition for writ of certiorari, such that no future appeal is possible.

(aa)	Finfish means fish other than shellfish and octopuses.

(bb)	GCCF means the Gulf Coast Claims Facility.

(cc)	GCCF Release and Covenant Not to Sue means the release executed in exchange for payment of a GCCF claim.

(dd)
Governmental Organization means: (i) the government of the United States of America; (ii) the state governments of Texas, Louisiana, Mississippi, Alabama, and Florida (including any agency, branch, commission, department, unit, district or board of the state); and (iii) officers or agents of the U.S., states, and/or Indian tribes appointed as “Natural Resource Damages Trustees” pursuant to the Oil Pollution Act of 1990 as a result of the Deepwater Horizon Incident. Governmental Organization does not include any local government such as a county, parish, municipality, city, town, or village (including any agency, branch, commission, department, unit, district or board of such local government).

(ee)
Gulf Coast Areas means the States of Louisiana, Mississippi, and Alabama; the counties of Chambers, Galveston, Jefferson and Orange in the State of Texas; and the counties of Bay, Calhoun, Charlotte, Citrus, Collier, Dixie, Escambia, Franklin, Gadsden, Gulf, Hernando, Hillsborough, Holmes, Jackson, Jefferson, Lee, Leon, Levy, Liberty, Manatee, Monroe, Okaloosa, Pasco, Pinellas, Santa Rosa, Sarasota, Taylor, Wakulla, Walton and Washington in the State of Florida,

including all adjacent Gulf waters, bays, estuaries, straits, and other tidal or brackish waters within the States of Louisiana, Mississippi, Alabama or those described counties of Texas or Florida.

(ff)
Halliburton Released Parties means HESI, Halliburton Company and their subsidiary companies, and any past, present and future HESI Affiliates, and each of their respective business units, divisions, product service lines (e.g., Sperry Drilling Services), predecessors, and successors, and each of their respective insurers, agents, servants, representatives, officers, directors (or Natural Persons performing similar functions), employees, attorneys and administrators, all and only in their capacities as such. Future HESI Affiliates expressly does not include any Entity created by or resulting from a merger with a Transocean Entity or a BP Entity, or acquisition of an ownership interest among any of the same.

(gg)
HESI Affiliate means with respect to HESI, any other Natural Person or Entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or has the power to control or be controlled by, or is under common control or common ownership with HESI. HESI Affiliate includes “Halliburton Parties” as defined in Exhibit 21, Section 2.7, to the DHEPDS. HESI Affiliate expressly does not include any Natural Person or Entity that is directly or indirectly controlled by or under common control or ownership by BP or Transocean or any other party that is a defendant in MDL 2179 and was not a HESI Affiliate prior to or as of the date of the SA.

(hh)	Home Ported means the home port of a vessel as documented by a 2009 or 2010 government-issued vessel registration.

(ii)
Identified Gulf Waters means the United States and state territorial waters of the Gulf of Mexico and all adjacent bays, estuaries, straits, and other tidal or brackish waters within the territory of the States of Louisiana, Mississippi, and Alabama and the Texas and Florida counties listed in the definition of Gulf Coast Areas, and which are shown on the map attached as Attachment D.

(jj)
MC252 Well means the exploratory well named “Macondo” that was drilled by the Transocean Marianas and Deepwater Horizon rigs in Mississippi Canyon, Block 252 on the outer continental shelf in the Gulf of Mexico.

(kk)	Natural Person means a human being, and shall include the estate of a human being who died on or after April 20, 2010.

(ll)	New Class means the New Class defined in Section 4.

(mm)	New Class Counsel means the class counsel appointed by the Court to represent the New Class.

(nn)	New Class Members means all such Natural Persons or Entities who or that satisfy the requirements for membership in the New Class and do not timely and properly opt out of the New Class.

(oo)	Notice Program means any and all notice to New Class Members or DHEPDS Class Members ordered by the Court in relation to this SA, including any reminder notices and termination notices.

(pp)
Opt Outs means those Natural Persons and Entities included in the New Class Definition who timely and properly exercise their rights to opt out of the New Class and are therefore not members of the New Class.

(qq)	Oyster Beds means oyster beds located in Identified Gulf Waters that were closed for fishing or harvesting by a federal, state, or local government authority due to or as a result of the Deepwater Horizon Incident, or oyster beds located in the Identified Gulf Waters that were touched by (i) oil, other hydrocarbons, or other substances from the MC252 Well, or (ii) substances used in connection with the Deepwater Horizon Incident.

(rr)	Personal Property means any form of tangible property that is not Real Property, including Vessels.

(ss)	Property means Real Property and Personal Property.

(tt)
Punitive Damages means any and all punitive, exemplary, or multiple damages and any and all costs or fees incurred or awarded in connection with asserting a claim for such damages. Punitive Damages do not include any claims for civil or criminal penalties or fines imposed by any governmental authority.

(uu)
Punitive Damages Claims means any claim, counterclaim, cross-claim, demand, charge, dispute, controversy, action, cause of action, suit, proceeding, arbitration, alternative dispute resolution, inquiry, investigation or notice, whether of a civil, administrative, investigative, private or other nature, and whether pending, threatened, present or initiated in the future, and whether known or unknown, suspected or unsuspected, under any current or future local, state, federal, foreign, tribal, supranational or international law, regulation, equitable principle, contract or otherwise, for Punitive Damages whether brought directly, by subrogation, by assignment or otherwise.

(vv)	Real Property means all real property adjacent to Identified Gulf Waters, including property below the surface of the water, Oyster Beds, and deeded docks.

(ww)
Released Claims means the “New Class Released Claims” described in Section 10(a) and set forth in the New Class Release of HESI attached as Attachment A, and the claims released by the DHEPDS Class, described in Section 10(b), and set forth in the Assigned Claims Release of HESI attached as Attachment B. Released Claims do not include any “New Class Expressly Reserved Claims,” in the New Class Release of HESI attached as Attachment A, or any claims expressly reserved in the Assigned Claims Release of HESI attached as Attachment B.

(xx)
Response Activities means the clean-up, remediation efforts, and all other responsive actions (including the use and handling of dispersants) relating to the releases of oil, other hydrocarbons and other pollutants from the MC252 Well and/or the Deepwater Horizon and its appurtenances, and the Deepwater Horizon Incident.

(yy)	Seafood means fish and shellfish, including shrimp, oysters, crab, menhaden, and Finfish, caught in the Specified Gulf Waters or Identified Gulf Waters.

(zz)
Specified Gulf Waters means the United States and state territorial waters of the Gulf of Mexico where residents of Gulf Coast Areas are allowed to lawfully fish, under a United States or state-issued permit or otherwise, and all adjacent bays, estuaries, straits, and other tidal or brackish waters within the territory of the States of Louisiana, Mississippi, and Alabama and the Texas and Florida counties listed in the definition Gulf Coast Areas, and which are shown on the map attached as Attachment D.

([[)
Taxes means all federal, state and/or local taxes of any kind on any income earned by the Grantor Trust, or any other funds associated with the settlement of this matter, including the expenses and costs of tax attorneys and accountants retained by New Class Counsel, DHEPDS Counsel or the trustee of the Grantor Trust.

(aaa)
Transocean means Transocean Ltd., Transocean, Inc., Transocean Offshore Deepwater Drilling Inc., Transocean Deepwater Inc., Transocean Holdings LLC, and Triton Asset Leasing GmbH and all and any of their Affiliates, other than any Natural Person or Entity that is also an Affiliate of any of the BP Released Parties as of April 16, 2012.

(bbb)	Vessel means every description of watercraft or other artificial contrivance used, or capable of being used, as a means of transportation on water.

(ccc)	VoO means Vessels of Opportunity, the program through which BP, or its contractors, contracted with vessel owners to assist in Deepwater Horizon Incident Response Activities.

6.	Settlement Benefits.
Subject to the terms and conditions set forth herein, HESI shall provide the following “Settlement Benefits” in connection with the resolution of the New Class Action by the New Class and the resolution of the Assigned Claims against HESI by the DHEPDS Class:

(a)
HESI shall make an Aggregate Payment of one billion twenty-eight million U.S. dollars (“USD”) ($1,028,000,000) (the “Aggregate Payment”) to resolve both the alleged liability to the New Class for Punitive Damages Claims, if any, and the alleged liability to the DHEPDS Class for the Assigned Claims against HESI under the DHEPDS. DHEPDS Class Counsel and the PSC have agreed to accept the Aggregate Payment from HESI, subject to the terms and conditions set forth herein, including the allocation of the Aggregate Payment by the Allocation Special Master described below.

(b)
All Administrative Costs shall be paid from the Aggregate Payment. Under no circumstances shall HESI be liable for any Administrative Costs. At the request of the PSC or New Class Counsel, as applicable, and/or the DHEPDS Class Counsel, HESI agrees to consult with them to explore methods to enhance the efficiency of the implementation and administration of the processes for the distribution of the Aggregate Payment amount pursuant to the provisions of the SA.

(c)
Only as agreed to by the Parties in Section 23 of this SA, HESI shall pay the reasonable common benefit costs and fees of the PSC, New Class Counsel, as applicable, and DHEPDS Class Counsel and/or other common benefit attorneys who have submitted time and/or costs in accordance with Pre-Trial Order No. 9, as may be approved by the Court. In no event shall HESI be required to pay any common benefit costs or fees of the PSC, New Class Counsel, DHEPDS Class Counsel or any other common benefit attorneys, or any other person who claims a right to fees and costs, in excess of the amount agreed to by the Parties in Section 23 of this SA.

7.	Allocation of Settlement Benefits by the Allocation Special Master.

(a)
An Allocation Special Master shall be appointed by the Court, and such Allocation Special Master shall allocate the Aggregate Payment between the New Class and the DHEPDS Class with finality, subject to the terms of this SA and the Court’s determination that the Allocation Special Master appropriately performed the assigned function. The Parties may not cancel or terminate the SA based on the Allocation Special Master’s allocation. HESI shall not have any responsibility or liability whatsoever for, the allocation of the Aggregate Payment.

(b)
The Allocation Special Master shall have the ability to communicate, ex parte or otherwise, with and obtain information from the Parties in furtherance of his/her assigned function. All communications between and among the Allocation Special Master and the Parties shall be treated and considered by the Parties as confidential, privileged and otherwise protected by Federal Rule of Evidence 408. The Parties shall request the Court to instruct the Allocation Special Master to treat and consider all such communications as confidential, privileged and otherwise protected by Federal Rule of Evidence 408.

(c)
The Allocation Special Master may also communicate ex parte or otherwise, with nonparties to obtain information as he/she deems appropriate. The Parties shall treat and consider all communications between and among the Allocation Special Master and any nonparty as confidential, privileged and otherwise protected by Federal Rule of Evidence 408. The Parties shall request the Court to instruct the Allocation Special Master to treat and consider all such communications as confidential, privileged and otherwise protected by Federal Rule of Evidence 408.

(d)	The Allocation Special Master’s appointment shall terminate on the date that an order of the Court approving the allocation of the Aggregate Payment becomes Final.

(e)	The Allocation Special Master shall file his/her final recommendation as soon as practicable or in a timeframe established by the Court.

(f)
Use of Allocation Materials. The New Class, New Class Members, PSC, New Class Counsel, DHEPDS Class, DHEPDS Class Counsel, and HESI, each agree, represent, and warrant that all documents and communications relating to the Allocation Special Master’s development of the allocation shall (i) be kept confidential, subject to valid legal process; (ii) not be used by them for any purpose other than the allocation; and (iii) be inadmissible and not used in any litigation, arbitration, mediation, settlement discussions, or other communications or procedures. Such confidential and protected documents and communications relating to the Allocation Special Master’s development of the allocation shall include, but shall not be limited to, any and all material relating to the use of the DHEPDS Settlement Program to process claims of New Class Members or DHEPDS Class Members for purposes of allocating the Aggregate Payment or distributing Settlement Benefits. No calculation or conclusions generated during the allocation process shall be binding on any party, nor shall they be used in relation to the validity or amount of any claims for damages, loss, or injury arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident, whether asserted in litigation, arbitration, mediation, settlement discussions, or other communication or proceedings.

8.	Distribution of Settlement Benefits.

(a)
Establishment of a Court-Supervised Claims Program for the New Class. Subject to the terms and conditions herein, the PSC or New Class Counsel, as applicable, shall make arrangements to establish a Court-

supervised claims program for the New Class. A Claims Administrator appointed by the Court shall develop a Distribution Model for the Court-supervised Claims Program. The Distribution Model may be included in the notice of this SA to the New Class under the Notice Program, or may be developed after Court approval of this SA and/or certification of the New Class, as the Court directs. The PSC or New Class Counsel, as applicable, will consult with HESI on the Claims Program, including on issues such as periodic reporting to HESI by the Claims Administrator of summary claims data and receipt of electronic copies of executed Individual Releases. HESI shall be entitled to standard reports of claims data. If HESI requests additional information, such as paper copies of Individual Releases, HESI shall be responsible for the costs of generating such information. If any dispute with HESI arises with respect to the Claims Program, the Court will resolve the matter consistently with the terms of this SA. The PSC or New Class Counsel, as applicable, will recommend to the Court a person to serve as the Claims Administrator, subject to Court approval. In the absence of HESI’s agreement, the Court shall select the Claims Administrator. The Claims Program will treat all claims on a fair and transparent basis. The Claims Program for the New Class is intended to distribute funds remaining from the portion of the Aggregate Payment allocated to the New Class after relevant Administrative Costs have been paid. The plan for distribution of payments to the New Class recommended by the Claims Administrator may, at his/her discretion, include a standard to establish a claim for Real Property damage, a standard to establish a claim for Personal Property damage, including Vessel damage, a standard to establish a claim for commercial fishing loss, a standard to establish a claim for charter fishing loss, a standard to establish a claim for subsistence loss, and other standards as necessary to distribute the New Class Funds. Prior to distribution of any New Class Funds, the Effective Date must have occurred and the Distribution Model must be approved by a Final order of the Court. HESI shall not have any responsibility or liability whatsoever for, the distribution or method of distribution of the Aggregate Payment.

(b)
Distribution of Settlement Benefits for the DHEPDS Class. The occurrence of the Effective Date is a condition precedent to distribution of any funds to the DHEPDS Class. After the Effective Date, the portion of the Aggregate Payment allocated to the DHEPDS Class, minus any relevant previously-incurred Administrative Costs will be placed in a sub-fund of the Grantor Trust created for the DHEPDS Class subject to further order of the Court as described in Section 9.

(c)
Administrative Costs. The Court will order disbursements of funds from the Aggregate Payment as needed to cover Administrative Costs. Funds may be disbursed to cover Administrative Costs beginning as soon as the first payment described in Section 9(a)(ii) is made into the Grantor Trust described in Section 9.

(d)
Timing of Distributions to New Class Members and DHEPDS Class. After the Effective Date, distributions of the New Class Funds shall occur as soon as practicable, or in a timeframe ordered by the Court, consistently with the terms and conditions of this SA. After the Effective Date, a Final order approving the Distribution Model for the New Class is a condition precedent to distribution of any funds to the New Class

Members, but does not affect the timing of any distribution to the DHEPDS Class. After the Effective Date, any order with respect to distribution of funds allocated to the DHEPDS Class is not a condition precedent to and does not affect the timing of any distribution to the New Class.

9.	Administration and Funding of Settlement Benefits.

(a)	Provision of Aggregate Payment. HESI shall provide the Aggregate Payment as follows:

i.
The Aggregate Payment shall be placed in a Grantor Trust established as a qualified settlement fund (“Grantor Trust”). HESI shall make a grantor trust election, in accordance with Treas. Reg. § 1.468B-1(k), to treat the qualified settlement fund established to distribute the Settlement Benefits as a subpart E trust.  Under this election, the qualified settlement fund will be treated for federal income tax purposes as a trust, all of which is treated as owned by HESI under section 671 of the Internal Revenue Code and the regulations thereunder.

ii.
HESI shall pay into the Grantor Trust $ 361,333,334 (USD) of the Aggregate Payment within 30 calendar days of the filing of this SA with the Court. HESI shall pay into the Grantor Trust $333,333,333 (USD) of the Aggregate Payment within one year of the filing of this SA with the Court. HESI shall pay into the Grantor Trust $333,333,333 (USD) of the Aggregate Payment within two years of filing of this SA with the Court.

iii.
The PSC or New Class Counsel, as applicable, and DHEPDS Class Counsel, in consultation with HESI, will recommend a trustee for appointment by the Court to oversee the Grantor Trust, and if any dispute with HESI arises with respect to the appointment of the trustee, the Court will resolve the matter consistently with the terms of this SA. The PSC or New Class Counsel, as applicable, and DHEPDS Class Counsel, in consultation with HESI, shall define the scope and responsibilities of the trustee of the Grantor Trust. If any dispute with HESI arises with respect to the scope and responsibilities of the trustee, the Court will resolve the matter consistently with the terms of this SA.

iv.
Except for approved Administrative Costs, already disbursed from the Grantor Trust, the Aggregate Payment shall be held in the Grantor Trust (which includes sub-funds of the Grantor Trust established consistent with the terms and conditions of this SA and any applicable Court order). Upon the Effective Date, all income earned on money held in the Grantor Trust, net of Taxes, shall belong to the New Class and the DHEPDS Class, proportionally based on the allocation of the Aggregate Payment by the Allocation Special Master. The Aggregate Payment shall remain in the Grantor Trust until distribution.

v.
The Grantor Trust trustee shall invest any funds in the Grantor Trust in: (1) United States Treasuries: (2) United States government money market funds having a AAA/Aaa rating awarded by at least two of the three major rating agencies (Standard & Poor’s, Moody’s or Fitch); (3) Interest bearing deposits at federally insured depository institutions that are at all times rated A+/A1 or higher by Standard & Poor’s and Moody’s provided such depository institution rated A+/A1 or higher; or (4) as agreed by the Parties, and shall collect and reinvest all interest accrued thereon, except that any residual cash balances of less than $100,000.00 may be invested in money market mutual funds comprised exclusively of investments secured by the full faith and credit of the United States. In the event that the funds in the Grantor Trust are invested in United States Treasuries and the yield on the United States Treasuries is negative, in lieu of purchasing such Treasuries, all or any portion of the funds held by the Grantor Trust may be deposited in a non-interest bearing account in a federally insured depository institution, as described above. No risk related to the investment of the Aggregate Payment in the Grantor Trust shall be borne by HESI. All Taxes arising with respect to income earned by the Grantor Trust shall be paid out of the Grantor Trust, and shall be timely paid by the Grantor Trust trustee. Any tax returns prepared for the Grantor Trust (as well as the election set forth therein) shall be consistent with its status as a qualified settlement fund and in all events shall reflect that all Taxes (including any interest or penalties) on the income earned by the Grantor Trust shall be paid out of the Grantor Trust as provided herein.

vi.	The Grantor Trust shall indemnify HESI for all Taxes imposed on the income earned by the Grantor Trust. Without limiting the foregoing, from the Grantor Trust, the Grantor Trust trustee shall reimburse HESI for any such Taxes to the extent they are imposed on HESI for a period during which the Grantor Trust does not qualify as a “qualified settlement fund.”

vii.
HESI shall have no responsibility for or involvement in maintaining or investing the Aggregate Payment or the funds in the Grantor Trust or for the establishment or maintenance of the Grantor Trust, for the payment of Taxes, or for the distribution of the Grantor Trust or the administration of the SA.

(b)
Consistent with Section 8 above, after the Effective Date and subject to further order of the Court, the trustee of the Grantor Trust will establish or cause to be established a sub-fund of the Grantor Trust to hold the funds allocated to the New Class and income earned on the funds, net of Taxes, allocated to the New Class (the “New Class Sub-Fund”) and a sub-fund of the Grantor Trust to hold funds allocated to the DHEPDS Class and income earned on the funds, net of Taxes, allocated to the DHEPDS Class (the “DHEPDS Class Sub-Fund”), both of which shall form part of the Grantor Trust. All income earned on funds, net of Taxes, and held in the New Class Sub-Fund shall become part of the New Class Sub-Fund and belong to the New Class. All income earned on funds, net of Taxes, and held in the DHEPDS Class Sub-Fund shall become part of the DHEPDS Class Sub-Fund and belong to the DHEPDS Class. Subject to further order of the Court, after funds are placed in these sub-funds, any remaining Administrative Costs related to the DHEPDS Class will be paid either from the DHEPDS Class Sub-Fund or as part of the claims administration of the DHEPDS as directed by the Court, and the remaining Administrative Costs related to implementation of this SA with respect to the New Class will be paid from the New Class Sub-Fund.

10.	Release of Claims.

(a)
Release of Specified New Class Punitive Damages Claims. The New Class Members defined in Section 4 shall release and forever discharge, with prejudice, New Class Released Claims as defined in the New Class Release of HESI (Attachment A to this SA) upon the Effective Date of this SA.

(b)
Release of Claims against HESI by DHEPDS Class. The DHEPDS Class shall release and forever discharge, with prejudice, Assigned Claims against the Halliburton Released Parties upon the Effective Date of this SA. These Assigned Claims are further defined as part of Exhibit 21 to the DHEPDS Agreement, and are intended to be all Assigned Claims against the Halliburton Released Parties. The release of Assigned Claims against the Halliburton Released Parties by the DHEPDS Class is not intended to be, and shall not operate as, a release of any individual claim of any DHEPDS Class Member except to the extent that any DHEPDS Class Member has asserted or attempts to assert an individual right to pursue any of the Assigned Claims, and does not in any way affect the “Expressly Reserved Claims” defined in Sections 3 and 38.67 of the DHPEDS, which continue to be expressly reserved to the DHEPDS Class Members. The DHEPDS Class, upon the Effective Date of this SA, shall release any claims against the Halliburton Released Parties for acts or omissions of any Court-appointed neutral party in disbursement of Settlement Benefits under this SA, the Allocation Special Master, or the trustee of the Grantor Trust. The release of Assigned Claims against the Halliburton Released Parties is not intended to and does not operate as a release of any Assigned Claims against Transocean.

(c)
Release. The “New Class Release of HESI” and the “Assigned Claims Release of HESI” set forth and describe in greater detail the Released Claims and are attached as Attachments A and B, respectively. In the event of a conflict between the New Class Release of HESI or the Assigned Claims Release of HESI and this Section 10, the New Class Release of HESI or the Assigned Claims Release of HESI, as the case may be, shall control.

(d)
Individual Release. If a New Class Member submits one or more claims and qualifies for a payment under the terms of the SA then, prior to, and as a precondition to, receiving any payment on a claim, the New Class Member shall execute an “Individual Release” in the form attached as Attachment A-1. An Individual Release may not be signed by any form of electronic signature, but must be signed by a handwritten signature. An electronic signature is insufficient.

11.	Attachments.
Any attachments to this SA are incorporated by reference as if fully set forth herein.

12.	Entire Agreement.
This SA, its attachments, and the confidential Opt Out thresholds filed with the Court in camera, contains the entire agreement between the Parties concerning the subject matter thereof and supersedes and cancels all previous agreements, negotiations, and commitments, whether oral or in writing, with respect to the subject matter of this SA. This SA may be amended from time to time only by written agreement of the Parties, subject to Court approval.

13.	Additional Documentation.
The Parties recognize additional documents will be required in order to implement the SA, and agree to be bound by the terms set forth in the introductory paragraph of this SA with respect to such additional documentation. However, the Parties agree that this SA contains all of the essential terms necessary for a full, final, binding and enforceable Settlement Agreement between the Parties.

14.	No Admission of Liability.
The PSC, New Class, New Class Members, DHEPDS Class, DHEPDS Class Members, DHEPDS Class Counsel, and HESI agree that the negotiation and execution of this SA, or any payments made thereunder, are to compromise disputed claims and are not an admission of wrongdoing, non-compliance, or liability. HESI denies all allegations of any wrongdoing, fault, non-compliance, liability; denies that it acted improperly in any way; and denies that it caused any damage or loss arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident. Regardless of whether the SA is approved in any form by the Court, not consummated for any reason, or otherwise terminated or canceled, this SA and all documents related to the SA (and all negotiations, discussions, statements, acts, or proceedings in connection therewith) shall not be:

(a)	offered or received against any Party as evidence of, or construed as or deemed to be evidence of, any presumption, concession, or admission by any Party with respect to the truth of any fact alleged or the validity of any claim that was or could have been asserted against HESI or any other Halliburton Released Party arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident, or of any liability, negligence, recklessness, fault, or wrongdoing of HESI or any other Halliburton Released Party;

(b)
offered or received against any Party as any evidence, presumption, concession, or admission with respect to any fault, misrepresentation, or omission with respect to any statement or written document approved or made by HESI or any other Halliburton Released Party;

(c)
offered or received against any Party or as any evidence, presumption, concession, or admission with respect to any liability, negligence, recklessness, fault, or wrongdoing, or in any way referred to for any other reason as against HESI or any other Halliburton Released Party in any civil, criminal, or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this SA; provided, however, that if this SA is approved by the Court, HESI, the DHEPDS Class, the New Class, and any New Class Member may refer to it to effectuate the protections granted them hereunder or otherwise to enforce the terms of the SA; or

(d)	construed against any Party as an admission, concession, or presumption that the consideration to be given hereunder represents the amount that could be or would have been recovered after trial.

15.	Approval.

(a)	The Parties agree to take all actions reasonably necessary for preliminary and final approval of the SA, and approval of the additional documents described in Section 13.

(b)
The Parties agree to take all actions necessary to obtain final approval of this SA and entry of Final orders dismissing the New Class Action with prejudice and dismissing the Assigned Claims with prejudice, and the Parties also agree to take all actions necessary and appropriate to obtain dismissal of all other lawsuits that are pending and/or may be filed against HESI that assert Released Claims, but only to the extent of the Released Claims.

(c)	Certification of the New Class is for settlement purposes only, and HESI, the PSC, and New Class Counsel reserve all arguments for and against certification of a litigation class.

16.	Cooperation.

(a)
HESI agrees to reasonably cooperate, and shall cause its respective Affiliates, personnel, employees, attorneys, agents and representatives to reasonably cooperate in seeking approval of this SA and satisfaction of all conditions precedent to the occurrence of the Effective Date of this SA, regardless of whether the Court enters an order that concludes that the facts and evidence under applicable law categorically do not give rise to any claims for Punitive Damages against HESI. Nothing in this paragraph shall be construed to waive, restrict or limit HESI’s rights provided under this SA.

(b)
The DHEPDS Class agrees not to settle Assigned Claims with Transocean unless, as part of the settlement, Transocean agrees to a full and final release of and covenant not to sue the Halliburton Released Parties for any claims for contribution or indemnity for any amounts paid by Transocean as part of the settlement. Further, before any such settlement is executed, the Halliburton Released Parties shall have the right to approve language memorializing the release contemplated in this paragraph, which approval shall not be unreasonably withheld.

(c)
Nothing in this SA prevents or restricts in any way any person or party from fully and truthfully cooperating with any federal, state, local or foreign government entity, including any federal, state or local governmental, regulatory or self-regulatory agency, body, committee (Congressional or otherwise), commission, or authority (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal, Deepwater Horizon Task Force, or other governmental instrumentality) (“Governmental Entity”), with respect to any investigation or inquiry concerning or arising from the Deepwater Horizon Incident.

17.	Communications with the Public.
Upon filing of this SA, the PSC or New Class Counsel, as applicable, DHEPDS Class Counsel, or HESI may jointly or separately issue press releases announcing and describing this SA. The form, content, and timing of the press releases shall be subject to mutual agreement of DHEPDS Class Counsel, the PSC or New Class Counsel, as applicable, and HESI, which shall not be unreasonably withheld by any Party; provided that HESI shall, in its sole discretion, be entitled to include such information as required by law or regulation. Communications by or on behalf of the Parties and their respective counsel regarding this SA with the public and the media shall be made in good faith, shall be consistent with the Parties’ agreement to take all actions reasonably necessary for preliminary and Final approval of this SA, and the information contained in such communications shall be consistent with the content of any notice under the Notice Program that may be approved by the Court in connection with the New Class, if the Notice Program has been established. Nothing herein is intended or shall be interpreted to inhibit or interfere with DHEPDS Class Counsel’s ability to communicate with the Court, DHEPDS Class Members, or their respective counsel. Likewise, nothing herein is intended or shall be interpreted to inhibit or interfere with the PSC’s or New Class Counsel’s ability to communicate with the Court, Clients, New Class Members, potential New Class Members, or their respective counsel.

18.	Notice of Proposed Class Action and SA.

(a)
The Notice Program shall be as approved by the Court to meet all applicable Fed. R. Civ. P. 23 notice requirements; will include individual mailed notice where practicable; and will include a website and toll-free number.

(b)
The PSC or New Class Counsel, as applicable, will consult with HESI regarding the design and execution of the Notice Program with respect to the New Class (including, without limitation, issues such as claim deadlines, manner of notice to the New Class, and creation of Opt Out forms sufficient for HESI to determine its rights under Section 22(a)). If any dispute arises between HESI and the PSC or New Class Counsel with respect to the New Class Notice Program, the Court will resolve the matter consistently with the terms of this SA.

19.	Final Orders Approving this SA and Dismissing the New Class Action and Assigned Claims with Prejudice.
HESI, DHEPDS Class Counsel on behalf of the DHEPDS Class, and the PSC, or New Class Counsel, as applicable, on behalf of the members of the proposed New Class, will seek the following Final orders of the Court:

(a)	With respect to the New Class, a Final order or Final orders that:

i.	Confirm the class representatives of the New Class and appointment of New Class Counsel;

ii.	Certify the New Class for settlement purposes only;

iii.
Approve the SA, including approval of the allocation of the Aggregate Payment between the DHEPDS Class for the Assigned Claims and the New Class for the Punitive Damage Claims by the Allocation Special Master, as being fair, reasonable, and adequate;

iv.
Incorporate the terms of this SA and provide that the Court retains continuing and exclusive jurisdiction over HESI, the New Class Members, PSC, New Class Counsel, and this SA to interpret, implement, administer and enforce the SA in accordance with its terms;

v.	Find that the New Class Notice Program satisfies the requirements set forth in Fed. R. Civ. P. 23(c)(2)(B);

vi.	Permanently bar and enjoin the New Class and each New Class Member from commencing, asserting, and/or prosecuting any and all New Class Released Claims against any Halliburton Released Party;

vii.	Dismiss the New Class Action with prejudice;

viii.	Dismiss with prejudice all of the New Class Released Claims asserted by the New Class against the Halliburton Released Parties;

ix.
Dismiss the lawsuits asserting  New Class Released Claims, but only to the extent of the New Class Released Claims; and include a prohibition against commencement or prosecution of any actions alleging New Class Released Claims;

x.
Adopt the interpretation of Robins Dry Dock in the Court’s Order and Reasons [As to Motions to Dismiss the B1 Master Complaint] (Rec. Doc. #3830, 2:10-md-2179) (the “B1 Order”), and reaffirm Robins Dry Dock’s application to claims against HESI consistently with the terms of the Court’s B1 Order;

xi.	Adopt the January 31, 2012 Order and Reasons, Rec. Doc. 5493, 2:10-md-2179, enforcing HESI’s indemnity rights against BP;

xii.
Reaffirm that the terms of Exhibit 21 to the DHEPDS regarding protections against claims for compensatory damages against HESI remain in effect with respect to the DHEPDS Class and DHEPDS Class Members;

xiii.
Find that the HESI Release of BP that is Attachment C to this SA meets any obligations the DHEPDS Class may owe to BP under paragraph 1.1.2.5 of Exhibit 21 to the DHEPDS or any other obligation that the DHEPDS Class or DHPEDS Class Counsel owes BP under the DHEPDS with respect to this SA;

xiv.	Acknowledge BP’s consent to the language of the HESI Release of BP that is Attachment C to this SA or find that BP’s withholding of consent under Exhibit 21 paragraph 1.1.2.5 of the DHEPDS is unreasonable and therefore BP is deemed to have consented to the language of the release that is Attachment C to this SA.

(b)	With respect to the DHEPDS Class, a Final order or Final orders that:

i.
Approve the SA, including approval of the allocation of the Aggregate Payment between the DHEPDS Class for the Assigned Claims and the New Class for the Punitive Damage Claims by the Allocation Special Master, as being fair, reasonable, and adequate;

ii.	Dismiss with prejudice all of the Assigned Claims against the Halliburton Released Parties;

iii.
Adopt the interpretation of Robins Dry Dock in the Court’s Order and Reasons [As to Motions to Dismiss the B1 Master Complaint] (Rec. Doc. #3830, 2:10-md-2179) (the “B1 Order”), and reaffirm Robins Dry Dock’s application to claims against HESI consistently with the terms of the Court’s B1 Order;

iv.	Adopt the January 31, 2012 Order and Reasons, Rec. Doc. 5493, 2:10-md-2179 enforcing HESI’s indemnity rights against BP;

v.
Incorporate the terms of this SA and provide that the Court retains continuing and exclusive jurisdiction over the Parties, their respective counsel, and this SA to interpret, implement, administer and enforce the SA in accordance with its terms;

vi.
Reaffirm that the terms of Exhibit 21 to the DHEPDS regarding protections against claims for compensatory damages against HESI remain in effect with respect to the DHEPDS Class and DHEPDS Class Members;

vii.
Reaffirm that the Assigned Claims against HESI assigned to the DHEPDS Class were assigned to the DHEPDS Class only as a juridical entity and not to the DHEPDS Class Members individually and that no individual DHEPDS Class Member has any individual right to pursue the Assigned Claims.

viii.	Permanently bar and enjoin the DHEPDS Class and DHEPDS Class Members from commencing, asserting, and/or prosecuting any and all Assigned Claims against any Halliburton Released Party;

ix.
Find that the HESI Release of BP that is Attachment C to this SA meets any obligations the DHEPDS Class may owe to BP under paragraph 1.1.2.5 of Exhibit 21 of the DHEPDS, or any other obligation, if any, that the DHEPDS Class or DHEPDS Class Counsel owes BP under the DHEPDS with respect to this SA;

x.
Acknowledge BP’s consent to the language of the HESI release of BP that is Attachment C to this SA or find that BP’s withholding of consent under Exhibit 21 paragraph 1.1.2.5 of the DHEPDS is unreasonable and therefore BP is deemed to have consented to the language of the release that is Attachment C to this SA.

(c)
Upon the Effective Date of this SA, DHEPDS Class Counsel and HESI will cooperate to take any remaining actions needed to confirm that dismissal with prejudice of any and all Assigned Claims against Halliburton Released Parties in any action(s) filed by BP or the DHEPDS is reflected in the appropriate docket in which such action was filed.

20.	Conditions Precedent to Finality of this SA.

HESI, DHEPDS Class Counsel on behalf of the DHEPDS Class, and the PSC, or New Class Counsel, as applicable, on behalf of the members of the proposed New Class, agree that the following are conditions precedent to the finality of this SA, and the “Effective Date” of this SA shall be the first day on which all of the following have occurred:

(a)	The “DHEPDS Effective Date,” as defined in Section 5;

(b)
The order described in Section 19(b) with respect to resolution of the Assigned Claims against the Halliburton Released Parties under the terms and conditions of this SA has become Final or a waiver of this condition precedent, as described in Section 22(b) has been executed by DHEPDS Class Counsel and HESI; and

(c)	Either of the following orders has become Final:

i.	The order described in Section 19(a) with respect to resolution of the New Class Action, or

ii.	An order concluding that the facts and evidence under applicable law categorically do not give rise to any claims for Punitive Damages against HESI.

21.	Opt Outs.

(a)
To validly exclude themselves from the New Class, New Class Members must submit a written request to opt out, which must be received by the Entity identified in the Notice Program for that purpose, properly addressed, and postmarked no later than a date to be determined by the Court. A written request to opt out may not be signed by any form of electronic signature, but must be signed by a handwritten signature. The PSC or New Class Counsel, as applicable, New Class Counsel and HESI will be provided with identifying information on Opt Outs on a weekly basis, under a confidentiality order of the Court, to enable them to determine the validity of Opt Outs or the applicability of Opt Out held Property to the Opt Out thresholds referred to in Section 22(a), or in the case of the PSC or New Class Counsel, as applicable, to assist those who wish to revoke an Opt Out. All requests to opt out must be signed by the Natural Person or Entity seeking to exclude himself, herself or itself from the New Class. Attorneys for such Natural Persons or Entities may submit a written request to opt out, but they must still be signed by the Natural Person or Entity.

(b)
All New Class Members who do not timely and properly opt out shall in all respects be bound by all terms of this SA and the Final order(s) with respect to the New Class contemplated herein, and shall be permanently and forever barred from commencing, instituting, maintaining or prosecuting any action based on any Released Claim against any of the Halliburton Released Parties in any court of law or equity, arbitration tribunal or administrative or other forum.

22.	Termination of SA.

(a)
At the written election of HESI, within fourteen calendar days after all Opt Out data has been made available to HESI and the PSC or New Class Counsel, as applicable, following the expiration of the Opt Out deadline to be established by the Court, HESI shall have the right to terminate this SA in the event that any of the Opt Out thresholds agreed to by the Parties has been exceeded. The agreed thresholds shall be submitted in camera to the Court and otherwise be kept confidential.

(b)
At the written election of HESI, DHEPDS Class Counsel, or the PSC or New Class Counsel, as applicable, this SA shall become null and void and shall have no further effect between and among HESI, the New Class members, the DHEPDS Class, and their respective counsel in the event that:

i.	The Effective Date of this SA cannot occur; or

ii.
The Court declines to enter the order(s) described in Section 19(b) or any such order(s) described in Section 19(b) fails to become Final. However, the DHEPDS Class Counsel and HESI upon mutual written agreement may waive this provision and accept the order(s) of the Court as entered and thus waive one or more of the provisions of Section 19(b).

(c)
Effect of Termination. In the event the SA is terminated in whole or in part, neither this SA nor any of the additional documentation described in Section 13 shall be offered into evidence or used in this or any other action for any purpose other than effectuating and enforcing this SA with respect to any Parties between and among whom this SA remains in effect, including, but not limited to, in support of or opposition to the existence, certification or maintenance of any purported class. If this SA terminates, all funds including income of any kind, less Administrative Costs then incurred, and then remaining in the Grantor Trust, or in any other account holding funds from the Aggregate Payment, will be returned to HESI as soon as practicable; provided, however, that the Claims Administrator and trustee of the Grantor Trust shall have authority to pay any Administrative Costs reasonably incurred in connection with winding down the implementation of the SA. Any such costs and costs of any termination notice approved by the Court shall be deducted from the funds in the Grantor Trust prior to any funds being returned to HESI. If this SA terminates, the DHEPDS Class, the PSC or the New Class Counsel, as applicable, and HESI shall jointly move the Court to vacate any preliminary approval order entered with respect to this SA and any of the orders described in Section 19 if any such orders have been entered.

23.	Attorneys’ Fees and Costs.

(a)
The PSC, DHEPDS Class Counsel, and HESI did not have any fee discussion prior to August 28, 2014, after the Parties reached closure on the economic terms of this SA and received permission from the Court to discuss fees. The Parties’ agreement set forth herein regarding fees and costs and the fee vesting schedule is subject to approval by the Court. In no event will HESI be obligated to pay more in attorneys’ fees and costs than the amount agreed to, and pursuant to the fee vesting schedule agreed to, by HESI, the PSC and DHEPDS Class Counsel.

(b)
HESI agrees not to contest any request by the DHEPDS Class Counsel and the PSC, or New Class Counsel, as appropriate (collectively, the “Class Counsel”) for, nor oppose an award by the Court for, a maximum award of ninety-nine million nine hundred and fifty thousand U.S. dollars (U.S. $99,950,000), as a payment of all common benefit and/or Fed R. Civ. P. 23(h) attorneys’ fees and costs incurred at any time, whether before or after the date hereof, for the common benefit of members of the DHEPDS Class and the New Class, with respect to the Released Claims. If the Court awards less than the amount set out in this Section 23(b), HESI shall be liable only for the lesser amount awarded by the Court. The common benefit and/or Rule 23(h) attorneys’ fees, costs and expenses awarded by the Court, subject to the limitations in the preceding sentence, shall be collectively referred to as the “Common Benefit Fee and Costs Award.”

(c)
The Parties shall establish with Court approval a “Qualified Settlement Fund” under § 468(d)(2) of the Internal Revenue Code and Treasury Regulation § 1.468B.1 within the Grantor Trust to receive all payments of attorneys’ fees and costs (“Attorneys’ Fee Account”).

(d)	HESI shall make Common Benefit Fee and Costs Award payments into the Grantor Trust Attorneys’ Fee Account as follows:

i.	An initial payment of thirty three million three hundred and fifty thousand U.S. dollars (U.S. $33,350,000) (the “Initial Payment”) within 30 days after the filing of the SA with the Court; and

ii.
A payment of thirty three million three hundred thousand U.S. dollars (U.S. $33,300,000) within 30 days after the Court’s order(s) approving the Allocation Special Master’s allocation (the “Second Payment”); and

iii.
A final payment of the amount of the Common Benefit Fee and Costs Award approved by the Court, less the Initial Payment and Second Payment, but not to exceed an additional payment of thirty three million three hundred thousand U.S. dollars (U.S. $33,300,000) within 15 days of the Effective Date.

iv.	At any time after the Initial Payment, Class Counsel may petition the Court for reimbursement of common-benefit litigation costs and/or expenses, and payment of reasonable costs and expenses incurred in the approval process and implementation of the SA. Such payments are to be funded from the Initial Payment and HESI shall have no right of reversion, recapture, or return of such Court-approved payments.

v.
If the SA is terminated under Section 22, any funds remaining in the Attorneys’ Fee Account held by the Grantor Trust or otherwise in the Grantor Trust shall revert to HESI, minus any Court-approved payment of costs and/or expenses under 23(c)(iv).

vi.
Upon the full payment of the Common Benefit Fee and Costs Award, HESI shall be immediately and fully discharged from any and all further liability or obligation whatsoever with respect to any and all common benefit and/or Rule 23(h) attorneys’ fees, costs and expenses incurred by or on behalf of the DHEPDS Class or the New Class, or any member thereof, in respect of, or relating in any way to, directly or indirectly, any and all Released Claims.

vii.	HESI and Class Counsel agree to request, and will not contest or oppose, that the order approving the Common Benefit Fee and Costs Award will include the language set forth in this Section 23.

viii.
Neither HESI nor any of the Halliburton Released Parties shall have any responsibility, obligation or liability of any kind whatsoever with respect to how the Common Benefit Fee and Costs Award is allocated and distributed, which allocation and distribution is the sole province of the Court.

24.	Notice.

Written Notice to the PSC, for itself and on behalf of the New Class, and to the DHEPDS Class must be given to Stephen J. Herman, Herman, Herman & Katz, 820 O’Keefe Avenue, New Orleans, LA 70113, Sherman@hhklawfirm.com, and James P. Roy, Domengeaux Wright Roy & Edwards, 556 Jefferson Street, Lafayette, LA 70502, jimr@wrightroy.com.  Written notice to HESI must be given to Robb L. Voyles, Executive Vice President and General Counsel, Halliburton Company, 3000 N. Sam Houston Parkway East, Houston, TX 77032, robb.voyles@halliburton.com. All notices required by the SA shall be sent by overnight delivery and electronic mail.

25.	Other Provisions.

(a)	The Court shall have continuing and exclusive jurisdiction to interpret, administer, implement, and enforce this SA, including through injunctive or declaratory relief.

(b)
HESI and the PSC have not waived and expressly retain their rights to appeal any prior or subsequent order of the Court regarding HESI’s potential exposure for claims that are not resolved by this SA, (including, for example, arguments or defenses regarding a finding of negligence, gross negligence, or other degree of fault, the availability of and/or evidentiary basis for any form of damages under the general maritime law, the potential displacement of general maritime law by the Oil Pollution Act of 1990, or damages available under the Oil Pollution Act of 1990), or BP’s indemnity obligations to HESI (excluding indemnity for the Aggregate Payment, attorney fees and costs paid by HESI under this SA).  Such appeals or arguments shall not alter any rights held by the DHEPDS Class (as the owner of the Assigned Claims), the New

Class or any New Class Member, but may impact any claims falling outside this SA, and only claims falling outside this SA.

(c)
Notwithstanding the law applicable to the underlying claims, which the Parties dispute, this SA shall be interpreted in accord with general maritime law as well as in a manner intended to be consistent with the Oil Pollution Act of 1990.

(d)
The use of environmental data (including SCAT data) as part of this SA shall not constitute an admission or judicial determination related to the admissibility or interpretation of such data for any other purpose.

(e)
In the event any confidential documentation is provided by or on behalf of the Parties in the course of the settlement process, the Parties and their counsel agree that all such documentation shall be preserved until after performance of all terms of the SA is completed, and the use of such documentation shall be governed by the following pretrial orders entered in the MDL: Pretrial Order No. 13, Order Protecting Confidentiality; Pretrial Order No. 38, Order Relating to Confidentiality of Settlement Communications; and Pretrial Order No. 47, Order Regarding Designation of Documents as “Confidential” or “Highly Confidential.” The Parties shall continue to treat documents in conformity with the requirements of the confidentiality requirements of the foregoing pretrial orders.

(f)	The waiver by any Party of any breach of this SA by another Party shall not be deemed or construed as a waiver of any other breach of this SA, whether prior, subsequent, or contemporaneous.

(g)	This SA shall be deemed to have been mutually prepared by the Parties and shall not be construed against any of them by reason of authorship.

(h)	This SA may be executed in counterparts, and a facsimile signature shall be deemed an original signature for purposes of this SA.

(i)
No representations, warranties or inducements have been made to any Party concerning the SA or its attachments other than the representations and warranties contained and memorialized in such documents and the SA.

(j)	The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

(k)	This SA shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

(l)	DHEPDS Class Counsel on behalf of the DHEPDS Class represents and warrants that the DHEPDS Class has not assigned or otherwise conveyed all or any part of the Assigned Claims against HESI.

26.	Tolling of Statute of Limitations
Upon filing of this SA with the Court, the statutes of limitation applicable to the Assigned Claims against the Halliburton Released Parties and to any and all claims or causes of action that have been or could be asserted by or on behalf of any New Class Member are hereby tolled and stayed. The limitations period shall not begin to run again for any New Class Member unless and until (a) he, she, or it opts out of the New Class, or (b) this SA is terminated pursuant to Court order or otherwise. The limitations period shall not begin to run again for the DHEPDS Class for the Assigned Claims against the Halliburton Released Parties unless and until this SA is terminated pursuant to Court order or otherwise. In the event this SA is terminated pursuant to Court order or otherwise, the limitations period for each New Class Member as to whom the limitations period had not expired as of the date of the filing of this SA with the Court shall extend for the longer of 90 days from the last required issuance of notice of termination or the period otherwise remaining before expiration, and the limitations period for the DHEPDS Class with respect to the Assigned Claims shall extend for the longer of 90 days from the date of notice to DHEPDS Class Counsel of termination of this SA or the period otherwise remaining before expiration. Notwithstanding the temporary tolling agreement herein, the Parties recognize that any time already elapsed for any New Class Members or for the DHEPDS Class on any applicable statutes of limitations shall not be reset, and no expired claims shall be revived, by virtue of this temporary tolling agreement. New Class Members and the DHEPDS Class do not admit, by entering into this SA, that they have waived any applicable tolling protections available as a matter of law or equity. Nothing in this SA shall constitute an admission in any manner that the statute of limitations has been tolled for anyone other than the DHEPDS Class, New Class, and New Class Members, nor does anything in this SA constitute a waiver of legal positions regarding tolling.

27.	Representations and Warranties Regarding Authority.

(a)
Pursuant to PTO 8, the PSC has explored settlement opportunities with HESI and pursuant to such authority, with approval of the PSC, Co-Liaison Counsel have been given the authority to execute this SA on behalf of the putative New Class. This SA has been duly and validly executed and delivered by the PSC, and constitutes a legal, valid and binding obligation of the New Class.

(b)
DHEPDS Class Counsel on behalf of the DHEPDS Class represents and warrants that they have authority to enter into this SA on behalf of the DHEPDS Class. This SA has been duly and validly executed and delivered by DHEPDS Class Counsel, and constitutes a legal, valid and binding obligation of the DHEPDS Class, subject to Court approval.

(c)
HESI represents and warrants that it has all requisite corporate power and authority to execute, deliver and perform this SA. The execution, delivery, and performance by HESI of this SA has been duly authorized by all necessary corporate action. This SA has been duly and validly executed and delivered by HESI, and constitutes its legal, valid and binding obligation, subject to Court approval.

Halliburton Energy Services, Inc.

By:__________________________________
Name:
Title:

Halliburton Company

By:__________________________________
Name:
Title:

PLAINTIFFS’ CO-LIAISON COUNSEL (For the PSC)
By: __________________________________
Name: James Parkerson Roy

By: __________________________________
Name: Stephen J. Herman

DHEPDS CO-LEAD Class Counsel

By: __________________________________
Name: James Parkerson Roy

By: __________________________________
Name: Stephen J. Herman

Attachment A:
New Class Release of HESI
Individual Release

Attachment B:
Assigned Claims Release of HESI

Attachment C:
HESI Release of BP

Attachment D:
Map of Gulf Coast Areas
Maps of Specified/Identified Gulf Waters